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                                                                     Exhibit 5.2

                              [WOODBURN AND WEDGE]
                                  [LETTERHEAD]

                                                                GREGG P. BARNARD
                                           E-MAIL: gbarnard@woodburnandwedge.com
                                                    DIRECT DIAL: (775) 688-3025

                                 August 9, 2001

Sierra Pacific Resources
6100 Neil Road
P.O. Box 30150
Reno, Nevada 89520

Ladies and Gentlemen:

         This opinion is delivered in connection with a Registration Statement on Form S-3, filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Registration Statement") of Sierra Pacific Resources, a Nevada corporation (the "Company"), relating to the proposed issuance and sale of up to 1,725,000 additional shares of Common Stock, $1.00 par value (the "Additional Common Stock"). As special Nevada counsel for the Company, we advise you as follows.

         In connection with rendering this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

         We are of the opinion that the Company is a corporation duly organized and legally existing under the laws of the State of Nevada and is in good standing under said laws, and that it is legally qualified to hold property and do business under said laws.

         The Board of Directors of the Company has authorized the issuance and sale of the Additional Common Stock. When issued and sold against payment therefor in accordance with the provisions of the Registration Statement and for such consideration not less than that established by the Board of Directors, the Additional Common Stock will be duly authorized and validly issued and will be fully paid and non-assessable.

         The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to

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Sierra Pacific Resources
August 9, 2001
Page 2

update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

         We hereby consent:

         1. To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

         2. To the statements with reference to our firm made in the Registration Statement and the Registration Statement of the Company on Form S-3, File No. 333-64438; and

         3. To the filing of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,

                                   WOODBURN and WEDGE

                                   By: /s/ Gregg P. Barnard
                                      -----------------------------------------
                                           Gregg P. Barnard